            Exhibit 99.8

January 26, 2009

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494- 4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces 2008 Year-End Results

Full Year 2008 vs. Full Year 2007

Caterpillar Financial Services Corporation (Cat Financial), today, reported record revenues of $2.999 billion for 2008, an increase of $1 million, compared with 2007.  Profit after tax was $385 million, a $109 million, or 22 percent, decrease from 2007.
Of the increase in revenues for the year, $346 million resulted from the impact of continued growth of earning assets (finance receivables and operating leases at constant interest rates).  This increase was partially offset by a $240 million decrease from the impact of lower interest rates on new and existing finance receivables and a $105 million net decrease in various other net revenue items.
On a pre-tax basis, profit was down $223 million for the year, or 31 percent, compared with 2007.  The decrease was principally due to a $105 million impact from decreased net yield on average earning assets and a higher provision expense of $95 million primarily related to deteriorating global economic conditions.  In addition, interest rate volatility, primarily in the fourth quarter, resulted in a $50 million impact from mark-to-market adjustments on interest rate derivative contracts.  The remaining decrease was due to a $36 million increase in general, operating and administrative expense, a $28 million net decrease in various other net revenue items and a $27 million write-down on retained interests related to the securitized asset portfolio due to worse than expected losses.  These decreases in pre-tax profit were partially offset by a $130 million favorable impact from higher average earning assets.
Provision for income taxes for the year decreased $114 million, or 49 percent, compared with 2007.  The decrease was primarily attributable to lower pre-tax results.
New retail financing for the year was a record $15.88 billion, an increase of $1.8 billion, or 13 percent, from 2007.  The increase was the result of increased new retail financing, primarily in our Asia-Pacific and Diversified Services operating segments.
Past dues over 30 days at December 31, 2008, were 3.88 percent compared to 2.36 percent at December 31, 2007.  This increase began with the downturn in the U.S. economy and has spread to other countries.  Write-offs, net of recoveries, for the year ended December 31, 2008, were $121 million (0.48% of average retail portfolio) compared to $68 million (0.31% of average retail portfolio) for the year ended December 31, 2007.  The increase in write-offs is primarily attributable to North America.  The rate of write-offs in 2008 as a percentage of average retail portfolio compares favorably to the most recent period of economic weakness in 2001/2002.
Cat Financial's allowance for credit losses totaled $395 million at December 31, 2008, which is 1.44 percent of net finance receivables at December 31, 2008, compared with 1.39 percent at December 31, 2007.

Fourth Quarter 2008 vs. Fourth Quarter 2007

Cat Financial reported fourth-quarter revenues of $661 million, a decrease of $119 million, or 15 percent, compared with the fourth quarter of 2007.  Fourth-quarter profit after tax was $13 million, a $100 million, or 88 percent, decrease over the fourth quarter of 2007.
Of the decrease in revenues, $95 million resulted from a net decrease in various other net revenue items, and $85 million resulted from a decrease due to the impact of lower interest rates on new and existing finance receivables.  This decrease was partially offset by a $61 million increase from the impact of continued growth of earning assets (finance receivables and operating leases at constant interest rates).
On a pre-tax basis, there was a loss of $10 million in the fourth quarter compared with a profit of $172 million in the fourth quarter of 2007.  The decrease was principally due to a $57 million impact from decreased net yield on average earning assets, a $47 million impact from mark-to-market adjustments on interest rate derivative contracts as a result of fourth-quarter interest rate volatility and a higher provision expense of $42 million related to deteriorating global economic conditions.  The remaining decrease was due to a $24 million impact from net currency exchange gains and losses and a $15 million write-down on retained interests related to the securitized asset portfolio due to worse than expected losses.  These decreases in pre-tax profit were partially offset by a $22 million favorable impact from higher average earning assets.
Provision for income taxes decreased $82 million, or 139 percent, compared with the fourth quarter of 2007.  The decrease was primarily attributable to lower pre-tax results.
New retail financing was $3.4 billion, a decrease of $672 million, or 16 percent from fourth quarter of 2007.  The decrease was the result of decreased new retail financing, primarily in our North America and Europe operating segments.
"It (2008) was an extremely challenging year with unprecedented levels of global credit market disruption in the fourth quarter, prompting us to hold more than $1 billion in cash at year end," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc. "Cat Financial's past dues and write-offs increased as the global economy continued to deteriorate in the fourth quarter, resulting in higher provision expense in 2008 compared with 2007. In addition, interest rate volatility, particularly in the fourth quarter, caused significant mark-to-market accounting adjustments on our interest rate derivative contracts.  While these adjustments reduced 2008 profit by $50 million compared with 2007, they did not impact the economics of our hedges.
"Although borrowing costs were higher, Cat Financial maintained access to liquidity throughout the year and continues to be a reliable source of financing for Caterpillar customers and dealers," Adams added.
For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2008 VS. FOURTH QUARTER 2007
(ENDING DECEMBER 31)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$661	$780	(15%)
Profit Before Tax	$(10)	$172	(106%)
Profit After Tax	$13	$113	(88%)
New Retail Financing	$3,428	$4,100	(16%)
Total Assets	$33,082	$29,429	12%

FULL YEAR 2008 VS. FULL YEAR 2007
(ENDING DECEMBER 31)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$2,999	$2,998	0%
Profit Before Tax	$505	$728	(31%)
Profit After Tax	$385	$494	(22%)
New Retail Financing	$15,879	$14,074	13%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  In this context, words such as "believes," "expects," "estimates," "anticipates," "will," "should" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of the Company’s products and services, the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2007, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  We do not undertake to update our forward-looking statements.
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